UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2006

America Online Latin America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6600 N. Andrews Avenue, Suite 300, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-689-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2006, America Online Latin America, Inc.'s ("AOLA") subsidiary in Mexico, AOL, S. de R.L. de C.V. ("AOL Mexico"), entered into an Assignment Agreement (the "Agreement") with Alestra, S. de R.L. de C.V. ("Alestra"). Pursuant to the Agreement, AOL Mexico will assign its monthly and prepaid subscriber base to Alestra.

As consideration for the transfer of AOL Mexico's monthly subscribers, Alestra will make one payment to AOL Mexico based on the number of monthly subscribers who are current in their payments on the date the subscribers are transferred to Alestra and a second payment based on the number of subscribers who are current in their payments to Alestra six months later. Alestra will pay AOL Mexico a fee for each prepaid subscriber who renews on an Alestra prepaid plan or subscribes to a monthly dial-up or broadband plan. Since Alestra is assuming the obligation to provide services to prepaid subscribers, Alestra will receive a non-cash credit per prepaid subscriber for the number of days on which such prepaid subscriber receives services from Alestra. The aggregate amount that AOL Mexico expects to receive under the Agreement is approximately $900,000. However, due to the variability in the rates of renewals by prepaid subscribers and in the retention of, and payment by, monthly subscribers and in the range of plans to which renewing prepaid subscribers can subscribe, the foregoing amount is merely an estimate.

Either Alestra or AOL Mexico can terminate the Agreement at its sole discretion on or before March 24, 2006 upon notice to the other party, subject to certain conditions. The closing of the Agreement is subject to a number of conditions, including the approval of the United States Bankruptcy Court for the District of Delaware.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc.

March 6, 2006	By:	/s/ Mario Martin Lanzoni

Name: Mario Martin Lanzoni
Title: Controller and Treasurer